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For Immediate Release
Morgan Stanley Announces Key Executive Changes; Paul J. Taubman to Retire at End of Year

Colm Kelleher to Become President of Institutional Securities Business

NEW YORK, November 5, 2012 – Morgan Stanley (NYSE:MS) today announced that Paul J. Taubman, currently co-President of Institutional Securities, has informed Morgan Stanley of his decision to retire at year-end. Mr. Taubman will retire after a 30-year career at Morgan Stanley. Colm Kelleher, currently co-President of Institutional Securities with Mr. Taubman, will become President of Morgan Stanley’s Institutional Securities division effective January 2013. Mr. Kelleher will continue to report to Chairman and CEO James Gorman.

Morgan Stanley also announced the appointment of Mark Eichorn and Franck Petitgas as Global Co-Heads of Investment Banking with day-to-day responsibility globally for client coverage, M&A and capital markets. They will report to Mr. Kelleher and will both join the Firm’s Operating Committee. Jeff Holzschuh has been appointed Chairman of Institutional Securities and will concentrate on the Firm’s key client relationships globally. Mr. Holzschuh will report to Mr. Kelleher.

Messrs. Eichorn and Holzschuh will also join Morgan Stanley’s Management Committee (Mr. Petitgas is already a member).

Chairman and CEO James Gorman said: “Paul is an outstanding banker and business leader who has made exceptional contributions both to Morgan Stanley and to our Investment Banking franchise during his highly distinguished 30-year career here. In addition, Paul has been an invaluable member of our senior management team and helped Morgan Stanley secure the investment from MUFG in 2008 and has overseen that partnership since its inception. We greatly appreciate the impact he has had on our Firm and wish him every success in his future endeavors.”

Adding that Kelleher served with distinction as Morgan Stanley’s CFO in the challenging 2008-2009 timeframe, Gorman continued, “Colm has held multiple challenging roles at the Firm including Head of Global Capital Markets and Global Head of Sales and Trading. He has a successful track record of running key businesses, and is a talented manager who has consistently built world-class client relationships. Colm’s unique skill set and experience make him ideally suited to run the institutional securities division.”

Mr. Gorman added: “We are intensely focused on improving returns for our shareholders. I am confident that under Colm’s leadership, we will continue to align sales and trading more closely with investment banking and capital markets to drive synergies between these businesses and optimize our ability to grow our revenue base and drive profits. We will also continue to invest in our industry leading investment banking franchise, which consistently dominates the league tables. Jeff, Mark and Franck represent our deep bench of talented bankers, and I know that they will continue to nurture, motivate and attract great people and continue to build on our reputation for quality advice and unparalleled execution for clients.”

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services. The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 43 countries. For further information about Morgan Stanley, please visit www.morganstanley.com.

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